Exhibit 23.6

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

May 28, 2014

New Forest Oil Inc.

c/o Forest Oil Corporation

707 17th Street

Suite 3600

Denver, Colorado 80202

Ladies and Gentlemen:

We hereby consent to the use of our name, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the incorporation by reference of information regarding our review of the estimates of reserves of Forest Oil Corporation (“Forest”) in the Annual Report on Form 10-K of Forest for the year ended December 31, 2013 in the Registration Statement on Form S-4 and related proxy statement/prospectus of New Forest Oil Inc., in the context in which they appear (including any amendments thereto).

Very truly yours,

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716